Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Completes Merger

of PAA Natural Gas Storage, L.P.

HOUSTON — December 31, 2013 — Plains All American Pipeline, L.P. (NYSE: PAA) (“PAA”) and PAA Natural Gas Storage, L.P. (NYSE: PNG) (“PNG”) today jointly announced the completion of the merger of PNG with a wholly-owned subsidiary of PAA, with PNG surviving the merger as a wholly-owned subsidiary of PAA, effective today, December 31, 2013.  PNG’s common unitholders approved the merger in a special meeting held today in Houston, Texas. Under the terms of the merger agreement, each PNG unitholder eligible to receive the merger consideration will receive 0.445 common units of PAA for each PNG common unit owned by such unitholder, plus cash in lieu of any fractional common units of PAA otherwise issuable in the merger.

The transaction is expected to result in the issuance of approximately 14.7 million common units of PAA. In connection with the closing of the merger, the owners of PAA’s general partner have agreed to reduce their incentive distribution rights under PAA’s agreement of limited partnership by $12 million in each of 2014 and 2015, $10 million in 2016 and $5 million per year thereafter.

As a result of the completion of the merger, common units of PNG will be delisted and, as of the opening of the stock market on January 2, 2014, will no longer be publicly traded. PAA common units will continue to be traded on the New York Stock Exchange under the ticker symbol “PAA.”

Plains All American Pipeline, L.P. (NYSE: PAA) is a publicly traded master limited partnership that provides midstream energy infrastructure and logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products.  PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada.  On average, PAA handles over 3.5 million barrels per day of crude oil and NGL on its pipelines.  PAA is headquartered in Houston, Texas.

PAA Natural Gas Storage, L.P. is a Delaware limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. PNG currently owns and operates three natural gas storage facilities located in Louisiana, Mississippi and Michigan. PNG is headquartered in Houston, Texas.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. Various risks relating to PAA and PNG are described in their respective filings with the Securities and Exchange Commission.

Contact:

Roy I. Lamoreaux

Director, Investor Relations

713/646-4222 or 800/564-3036

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